Exhibit 8.2
[Letterhead of Gallet Dreyer & Berkey, LLP]

March 13, 2020

Board of Directors
VSB Bancorp. Inc.
4142 Hylan Boulevard
Staten Island, New York 10308
New York, New York 10017

Ladies and Gentlemen:

We have acted as special counsel to VSB Bancorp, Inc., a New York corporation (“VSB”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 23, 2019, by and between VSB and Northfield Bancorp, Inc., a Delaware corporation (“Northfield”), pursuant to which (i) VSB will merge with and into Northfield, with Northfield surviving (the “Merger”), (ii) each share of VSB’s common stock, par value $0.0001 per share (“VSB Common Stock”), issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive shares of common stock, par value $0.01 per share, of Northfield based upon an exchange ratio calculated in accordance with the Merger Agreement. At your request, and in connection with the registration statement on Form S-4 filed by Northfield with the Securities and Exchange Commission (the “SEC”) on February 14, 2020, (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Merger.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by VSB and Northfield, including those set forth in letters dated as of the date hereof from an officer of each of VSB and Northfield (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.3(c) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by VSB and Northfield, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. However, we attended the meeting of the Board of Directors of VSB held on December 20, 2020 and we have assumed that none of the actions taken as such meeting, which actions are set forth in the minutes of such meeting that were provided to us by VSB have been amended, modified or rescinded by the Board. We have also assumed that the Merger will be consummated in the manner described in the Registration Statement and the Merger Agreement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based could affect our conclusion herein. Please be aware that an opinion of counsel, such as this letter, is not binding on the IRS or any court and is not a guarantee that the IRS will not assert a contrary position or that a court will not sustain such a position if asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, the Merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Merger to holders of VSB Common Stock will be as described in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger.”

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of owning VSB Common Stock. Our Opinion has been prepared in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gallet Dreyer & Berkey,LLP

Gallet Dreyer & Berkey,LLP